Exhibit 5.1

DLA Piper Nederland N.V.
Prinses Amaliaplein 3
1077 XS Amsterdam
P.O. Box 75258
1070 AG Amsterdam
The Netherlands
T+31 20 541 9888
F+31 20 541 9999
W dlapiper.nl
May 2, 2025

Your Ref:
To:
Our Ref:

Nebius Group N.V.
Schiphol Boulevard 165
1118 BG Schiphol
The Netherlands

Re:	legal opinion – Form s-8

1.	INTRODUCTION

1.1	We act as legal adviser (advocaat) and (notaris) respectively under Netherlands Law (as defined below) to the Company (as defined below) in connection with the filing of the Registration Statement. This legal opinion is furnished to you in order to be filed with the U.S. Securities and Exchange Commission (the "SEC") as an exhibit to the Registration Statement.

1.2	Capitalised terms used in this legal opinion have the meanings ascribed to such terms in the Annex or this legal opinion. In addition, any capitalised terms not specifically defined in this legal opinion have the meaning ascribed to such terms in the Nebius Group N.V. Amended and Restated Equity Incentive Plan (the "EIP").

2.	APPLICABLE LAW

This legal opinion is limited to Netherlands Law in effect as at the date of this legal opinion and is, together with all terms used in it, to be construed in accordance with Netherlands Law. We do not express any opinions (factual or legal) on any matters not expressly set out in this legal opinion.

3.	DOCUMENTS AND CONFIRMATIONS FORMING THE BASIS OF THE LEGAL OPINION

3.1	We have examined (prints of electronic) copies of the following Documents for purposes of the issue of this legal opinion:

3.1.1	The Registration Statement;

3.1.2	A copy of the EIP;

3.1.3	The Company’s deed of incorporation as well as its articles of association, dated or amended, as the case may be on the dates specified in the Excerpt; and

3.1.4	The Excerpt.

advocaten notarissen belastingadviseurs

DLA Piper Nederland N.V. is registered with the Trade Register of the Chamber of Commerce under number 34207878.

DLA Piper Nederland N.V. is part of DLA Piper, a global law firm, operating through various separate and distinct legal entities.

A list of offices and regulatory information can be found at www.dlapiper.com.

NL switchboard: +31 20 541 9888

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3.2	In addition, we have received the Confirmations.

3.3	Our examination has been limited to the literal text of the Documents and we have not had regard to any matters not expressly set out in the Documents.

4.	ASSUMPTIONS

For the purpose of the legal opinions expressed herein, we have assumed:

4.1	that all copy Documents received by us are (and their content is) correct and complete and conform to the original Documents in all respects;

4.2	the genuineness and completeness of all signatures on the Documents received by us, such signatures being the signatures of the relevant individuals concerned whereby electronic signatures are assumed to be sufficiently reliable;

4.3	that the Registration Statement has been or will have been filed with the SEC in the form referred to in this legal opinion;

4.4	that at the time of the issue of the Registration Shares, the Company's authorised capital was or will be sufficient to allow for the issue;

4.5	any Registration Shares shall be issued, and any pre-emption rights in connection therewith shall have been excluded, pursuant to resolutions validly passed by the corporate body (orgaan) of the Company duly authorised to do so;

4.6	that the issue price for the Registration Shares has been or shall have been paid in full in cash and has been or shall have been received by the Company;

4.7	each party other than the Company has validly entered into or will validly enter into any relevant deed of issue;

4.8	that, at the point in time of each issue of an Registration Share, the EIP remains in full force and effect without modification and the aggregate of Registration Shares or any rights to acquire such Registration Shares will not exceed the maximum permitted under the EIP;

4.9	no Registration Shares will be issued to directors (bestuurders) of the Company under the EIP;

4.10	each grant of a right to acquire Registration Shares has been or will be validly granted, accepted and exercised in accordance with the EIP and each grant of a right to acquire Registration Shares will be valid, binding and enforceable against each party;

4.11	each Registration Share will have been issued in accordance with the EIP in the form and manner prescribed by the Company's articles of association at the time of issue or otherwise offered, issued and accepted in accordance with all applicable laws (including, for the avoidance of doubt, Netherlands Law);

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4.12	that no acquiror of the Registration Shares is subject to, controlled by or otherwise connected with a person, organisation or country which is subject to United Nations, European Union or Dutch sanctions implemented or effective in The Netherlands under or pursuant to the Sanction Act 1977 (Sanctiewet 1977), the Economic Offences Act (Wet economische delicten), the General Customs Act (Algemene Douanewet) or Regulations of the European Union;

4.13	that any foreign law which may apply with respect to the issue of the Registration Shares does not affect this legal opinion; and

4.14	that all Confirmations are true and correct.

5.	LEGAL OPINIONS

Based upon a review of the Documents and a consideration of the Confirmations, and subject to the assumptions and qualifications referred to in paragraphs 4 and 6 respectively and any matters not disclosed to us, we are of the following legal opinion:

5.1	The Company has been incorporated and exists as a legal entity in the form of a public limited liability company (naamloze vennootschap).

5.2	The Registration Shares have been or will have been validly issued by the Company and are or will be fully-paid and are non-assessable.

Without detracting from the generality of paragraph 2 and save as expressly otherwise provided herein, we do not give any legal opinion on tax, (including, for the avoidance of doubt and without detracting from the generality of the aforementioned any real estate transfer tax (overdrachtsbelasting) on which we do not give any opinions) competition or anti-trust, works council, ranking and subordination or in rem matters.

6.	QUALIFICATIONS

The legal opinions that are given in this legal opinion are subject to the following qualifications:

6.1	The legal opinions may be affected or limited by the provisions of any applicable bankruptcy, suspension of payments or emergency measures, insolvency or pre-insolvency proceedings (including Insolvency Proceedings), rules relating to conflicts of rights between a debtor and its creditors and/or shareholders, or its creditors and/or shareholders amongst each other, intervention measures in relation to financial enterprises or their affiliated entities and other or similar laws of general application now or hereafter in effect.

6.2	Although, pursuant to the provisions of the 2007 Trade Register Act (Handelsregisterwet 2007) a legal entity or partnership cannot invoke the incorrectness or incompleteness of its Trade Register registration against third parties who were unaware of its incorrectness or incompleteness (subject to limited exceptions) an extract from the Trade Register does not provide conclusive evidence that the facts set out in it are correct. In addition, any relevant confirmations obtained as part of the Confirmations do not provide conclusive evidence that an entity is not subject to Insolvency Proceedings.

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6.3	Although the European Union undertakes every effort to ensure that the EU Sanction List is kept up-to-date, it is not an official publication of the European Union and therefore does not provide conclusive evidence that an entity is not the subject of any sanctions imposed by the European Union.

6.4	Our opinions expressed herein may be affected by (i) the rules of good faith (redelijkheid en billijkheid), force majeure (niet-toerekenbare tekortkoming) and unforeseen circumstances (onvoorziene omstandigheden), (ii) the general defences available to debtors under Dutch law which include rights to suspend performance (opschortingsrechten), rights of set-off (verrekening), error (dwaling), duress (bedreiging), fraud (bedrog), undue influence (misbruik van omstandigheden) and fraudulent preference (pauliana) and (iii) the rules of decency (goede zeden) and public order (openbare orde).

6.5	The term “non-assessable” which term has no equivalent in Dutch, means, in relation to a share, that the issuer of the share has no right to require the holder of the share to pay to the issuer any amount (in addition to the amount required for the share to be fully paid) solely as a result of its shareholdership.

7.	RELIANCE

This legal opinion is given for the benefit of and may only be relied upon on the conditions that:

7.1	No person other than DLA Piper Nederland N.V. may be held liable in connection with this legal opinion.

7.2	By accepting this legal opinion, the persons who may rely on it agree that they will be bound by the preceding sentences which, for the avoidance of doubt and together with the remaining provisions of this legal opinion, are governed by Netherlands Law.

7.3	We hereby consent to the filing of this legal opinion in connection with the registration of the Registration Shares with the SEC under the U.S. Securities Act of 1933, as amended and the reference to DLA Piper Nederland N.V. in the Registration Statement. In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended or the rules and regulations promulgated thereunder.

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Annex

"Company" means Nebius Group N.V. a public limited liability company (naamloze vennootschap) with corporate seat in Amsterdam, having its address at Schiphol Boulevard 165, 1118BG Schiphol, the Netherlands and which is registered with the Chamber of Commerce under number 27265167;

"Confirmations" means a:

(a)	confirmation through www.kvk.nl/actualiteitencheck of the Chamber of Commerce that the relevant parts of the Excerpt that are monitored via this website are complete and up to date;

(b)	confirmation through www.rechtspraak.nl derived from the segment for the European Union registrations of the Central Insolvency Register that the Company is not registered as being subject to Insolvency Proceedings; and

(c)	confirmation through https://webgate.ec.europa.eu/fsd/fsf#!/files that the Company is not included on any EU Sanction List;

"Documents" means each of the documents referred to in paragraph 3.1 which have been reviewed by us;

"EU Sanction List" means each list of persons and entities subjected to economic sanctions imposed by the European Union as published by the European Union Consolidated Financial Sanctions List (derived through https://webgate.ec.europa.eu/fsd/fsf#!/files as at the date of this legal opinion);

"Excerpt" means the electronically certified extract from the Trade Register in respect of the Company provided by the Chamber of Commerce and dated on the date of this legal opinion;

"Insolvency Proceedings" means any (i) proceedings as defined in Article 2 paragraph 4 of EU Council Regulation (EC) No. 848/2015 of 20 May 2015 on insolvency proceedings as amended by Regulation (EU) 2021/2260 of the European Parliament and of the Council of 15 December 2021 or (ii) preventive restructuring framework as implemented by a relevant member state of the European Union in a local law (pre-)insolvency proceeding as meant in Article 4 paragraph 1 of Directive (EU) 2019/1023 of the European Parliament and of the Council of 20 June 2019 on preventive restructuring frameworks, on discharge of debt and disqualifications, and on measures to increase the efficiency of procedures concerning restructuring, insolvency and discharge of debt, and amending Directive (EU) 2017/1132;

"Netherlands" means the European part of the Kingdom of the Netherlands;

"Netherlands Law" means the laws of the Netherlands which are directly applicable and as they exist and are interpreted at the date of this legal opinion; and

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"Registration Shares" means an additional amount of 30,000,000 Class A Ordinary Shares with a nominal value of EUR 0.01 each in the capital of the Company available for issuance under the EIP; and

"Registration Statement" means the registration statement in the Form S-8 filed by you with the SEC.

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Yours faithfully

/s/ Manon Den Boer	/s/ Gerald Kneppers

MANON DEN BOER	Gerard Kneppers
Notary - Partner	Advocaat - Partner
DLA Piper Nederland N.V.	DLA Piper Nederland N.V.

Direct +31 20 541 9871	Direct +31 20 541 9811

Manon.denboer@dlapiper.com	Gerard.Kneppers@dlapiper.com

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